EXHIBIT 11



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   We have issued our report dated December 18, 1997 accompanying the financial statements of Perritt Capital Growth Fund, Inc., contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus.



   /s/  Checkers, Simon & Rosner LLP



   Chicago, Illinois
   February 23, 1998